United States
                        SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OFTHE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-16387

                      Photon Technology International,Inc.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

   1009 Lenox Drive, Suite 104, Lawrenceville, New Jersey 08648 (609) 896-0310
   ---------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                           --------------------------
            (Title of each class of securities covered by this Form)

                                      None
                  (Title of all other classes of securities for
               which a duty to file reports under section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)        _X_               Rule 12h-3(b)(1)(i)       ___
  Rule 12g-4(a)(1)(ii)       __                Rule 12h-3(b)(1)(ii)      ___
  Rule 12g-4(a)(2)(i)        __                Rule 12h-3(b)(2)(i)       ___
  Rule 12g-4(a)(2)(ii)       __                Rule 12h-3(b)(2)(ii)      ___

Approximate number of holders of record as of the certification or notice date ____132_________

Pursuant to the requirements of the Securities Exchange Act of 1934, Photon Technology International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    September 23, 2002             By: /s/ Charles G. Marianik
         ------------------                 -----------------------
                                        Charles G. Marianik, President and
                                        Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.